                                                                   EXHIBIT 99.13

                                  COM21, INC.
                            STOCK PURCHASE AGREEMENT

         I hereby elect to participate in the 1998 Employee Stock Purchase Plan (the "ESPP") for the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of COM21, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the offering period in the 1% multiple of my base salary (not to exceed a maximum of 10%) specified in my attached Enrollment Form.

         The offering period is divided into a series of consecutive purchase intervals. With the exception of the initial purchase interval which begins at the time of the initial public offering of the Common Stock, those purchase intervals will be of six months duration and begin on the first business day of May and November each year during the offering period. My participation will automatically remain in effect from one purchase interval to the next during the term of the ESPP in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions once per purchase interval and I may increase my rate of payroll deductions to become effective at the beginning of any subsequent purchase interval.

         My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on my entry date into the offering period or (ii) the fair market value per share on the purchase date. However, the clause (i) amount will in no event be less than the fair market value per share of Common Stock on the start date of the offering period. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase during any purchase interval and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

         I may withdraw from the ESPP at any time prior to the last business day of a purchase interval and elect either to have the Corporation refund all my payroll deductions for that interval or to have such payroll deductions applied to the purchase of Common Stock at the end of such interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason including death or disability or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

         If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval.
If I take a paid or unpaid leave of absence and my re-employment is guaranteed by either law or contract, or if I return to active service within ninety (90) days, upon my return my payroll deductions will automatically continue or resume at the rate in effect when my leave began; otherwise upon my return to active service I may re-enroll in the ESPP as a new employee. The Corporation will issue a stock certificate for the shares purchased on my behalf after the end of each purchase interval. The certificate will be issued in street name and will be deposited directly in my Corporation-designated brokerage account. I will notify the Corporation of any disposition of shares purchased under the ESPP and I will satisfy all applicable income and employment tax withholding requirements at the time of such disposition.

         The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

         I have received a copy of the official Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

Date: ___________________, 199__

                                     ___________________________________________
                                     Signature of Employee

                                     Printed Name:______________________________

Duration of Offering Period:   From: __________________, 1998 to April 30, 2000

Entry Date into Offering Period:  _____________________, 1998